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Exhibit 10.16

MACK-CALI REALTY CORPORATION

RESTRICTED SHARE AWARD AGREEMENT

MICHAEL GROSSMAN

AGREEMENT EVIDENCING THE GRANT
OF A RESTRICTED SHARE AWARD PURSUANT
TO THE EMPLOYEE STOCK OPTION PLAN
OF MACK-CALI REALTY CORPORATION

        Agreement ("Agreement") effective as of December 6, 1999, ("Grant Date") by and between Mack-Cali Realty Corporation (the "Company") and Michael Grossman ("Recipient").

        Whereas, pursuant to the Employee Stock Option Plan of Mack-Cali Realty Corporation which was originally effective August 31, 1994 and amended and restated as of December 11, 1998 (the "Plan"), the Company hereby awards shares of the Company's common stock, par value $.01 per share ("Common Stock") to the Recipient subject to such terms, conditions, and restrictions (hereinafter, "Restricted Share Award") as set forth in the Plan and this Agreement;

        Now Therefore, the parties hereto hereby agree as follows:

        1.    Award of Shares of Restricted Stock.

        Pursuant to the Plan, the Committee hereby awards to the Recipient, effective as of the Grant Date, a Restricted Share Award representing the conditional receipt of 4,000 shares of Common Stock ("Restricted Shares") at no out-of-pocket cost to the Recipient subject to the terms, conditions and restrictions set forth herein. Capitalized terms not otherwise defined in this Agreement shall be as defined in the Plan.

        2.    Award Restrictions.

        (a)    General Rules.    Ownership of Restricted Shares shall not vest in the Recipient, and shall be subject to forfeiture until the conditions of Section 2(b) and (c) are fully satisfied. For purposes of this Agreement, the following concepts shall be defined as follows: (i) the lapse of restrictions on the Recipient's rights with respect to the Restricted Shares granted hereunder shall be referred to as "Vesting"; (ii) the period between the Grant Date and the date of Vesting shall be referred to as the "Vesting Period"; and (iii) the date Vesting occurs shall be referred to as the "Vesting Date."

        (b)    Vesting.    An aggregate of 4,000 Restricted Shares may vest in the Recipient and vest on either a year by year basis over a five year Vesting Period or on a cumulative basis over a seven year maximum Vesting Period. The number of Restricted Shares scheduled to be vested and earned on each Vesting Date on a year by year basis provided the Performance Goals specified in Section 2(c) below are satisfied is as follows:

Restricted Shares	Vesting Date
600	January 1, 2000
600	January 1, 2001
800	January 1, 2002
1,000	January 1, 2003
1,000	January 1, 2004

        The Vesting Date for this Agreement shall be each January 1st through and including January 1, 2006. In determining the number of Restricted Shares which are earned and vested, fractional shares shall be rounded down to the nearest whole number and shall be aggregated and earned on the next Vesting Date.

        (c)    Performance Goals.    (i) The Restricted Shares shall vest on the applicable Vesting Date on a year by year basis provided one of the following financial tests ("Financial Tests") is met for the measurement period ending on the last day of the Company's fiscal year immediately preceding such Vesting Date: (A) the Company achieves an eight percent (8%) funds from operations per common share ("FFO") increase, or (B) shareholders receive a twelve and three quarters percent (12.75%) total return (dividends, assuming reinvestment upon applicable payment date, plus stock appreciation per share of Common Stock). For purposes of this Agreement, FFO shall mean (i) net income (loss) before minority interest of unit holders, computed in accordance with generally accepted accounting principles ("GAAP"), excluding the effect of straight lining of rents, gains (or losses) from debt restructuring, other extraordinary and significant non-recurring items, and gains (or losses) on sale of property and other property-related valuation allowances, plus real estate related depreciation and amortization, as calculated in accordance with the National Association of Real Estate Investment Trusts definition published in March 1995 after adjustment for straight lining of rents and as applied in accordance with the accounting practices and policies of the Company in effect from time to time on a consistent basis to the entire Vesting Period, divided by (ii) the sum of (A) the diluted weighted average number of outstanding shares of Common Stock and (B) the diluted weighted average number of outstanding common limited partnership units of Mack-Cali Realty, L.P., a Delaware limited partnership of which the Company is the sole general partner (the "Partnership"), for the applicable period with such calculations being made all before the effect on FFO and diluted common shares/common limited partnership units resulting from certain non-recurring cash payments made pursuant to certain written employment agreements and from the vesting of restricted share awards and other similar plans or compensation arrangements for the applicable period.

                (ii) In the event that neither of the Financial Tests above is satisfied for the fiscal year of the Company corresponding to the applicable Vesting Date ("Non-Achievement Year"), any Restricted Shares that failed to vest under the annual performance goal criteria on such Date may vest on such Date or on a subsequent Vesting Date provided the test described below is satisfied (the "Cumulative Test"). The Cumulative Test shall be applied at the end of the Non-Achievement Year or any subsequent fiscal year ("Catch-Up Year") with respect to any Non-Achievement Year provided a Financial Test was satisfied in a prior fiscal year or is satisfied in a Catch-Up Year, by applying the aggregate Financial Test percentages and the performance goal requirement on a cumulative basis beginning with the first fiscal year of the Vesting Period and ending with the Non-Achievement Year or the Catch-Up Year, as applicable. In the event the Cumulative Test is satisfied (i.e., the aggregate increase in FFO or aggregate total return is not less than the minimum percentage required to satisfy the Financial Test after taking into account the applicable Non-Achievement Year), the Restricted Shares that failed to vest in the Non-Achievement Year shall automatically vest on the Vesting Date applicable to the Non-Achievement Year or the Catch-Up Year, as the case may be. For example, if vesting occurred in years one (1) and two (2), year three (3) is a Non-Achievement Year, and the Cumulative Test is met for the Non-Achievement Year (i.e., either FFO is not less than twenty-four (24%) percent or the aggregate return is not less than thirty-eight and one-quarter (38.25%) percent) vesting would occur on the Vesting Date applicable to the Non-Achievement Year. In the event the Cumulative Test is not met in the Non-Achievement Year, one of the Financial Tests is met in year four (4), the Cumulative Test may be used. Under this scenario, vesting in that portion of the Restricted Stock Award scheduled to vest in year three (3) will occur in year four (4) if either the aggregate FFO is not less than thirty-two percent (32%) or the aggregate total return is not less than fifty-one percent (51%) at the end of the fourth (4th) fiscal year. Rules for Application of the Cumulative Test: (a) the Cumulative Test will be applied first at the end of any Non-Achievement Year, (b) it is not necessary for any Catch-Up Year to immediately succeed a Non-Achievement Year in order for the Cumulative Test to be applicable as long as the Catch-Up Year occurs during the Vesting Period, (c) if two (2) or more Non-Achievement Years have occurred during the Vesting Period and remain non-vested, in the event that the Cumulative Test is met on a partial basis so that at least one (1) full year's vesting may occur, the Restricted Share Award granted with respect to the last Non-Achievement Year that has occurred, shall vest first and any excess shall be credited to another Non-Achievement Year and (d) the Cumulative Test may be met on a partial basis by aggregating percentages in excess of the minimum annual requirement from more than one (1) fiscal year in the Vesting Period. For example, if vesting occurred in year one (1) and the FFO is sixteen (16%) percent, years two (2) and three (3) are Non-Achievement Years with a loss in year two (2) of two (2%) percent and year three (3) the FFO is four (4%) percent, the Restricted Shares awarded with respect to year three (3) would vest under the Cumulative Test and two (2%) percent of the remaining FFO would be available to be used in year two

(2) or any other year (e.g., in the event that FFO were fourteen (14%) percent in year four (4), the Restricted Shares applicable to year two (2) would also vest. In the alternative, if FFO were six (6%) percent in year four (4), year four (4) would vest and year two (2) would remain a Non-Achievement Year). Notwithstanding any contrary provisions contained in this Section 2(c) and subject to Section 4 below, any Restricted Shares that have not been earned and vested by January 1, 2004 on a year by year basis or by January 1, 2006 pursuant to the Cumulative Test shall automatically be canceled and forfeited.

        (d)    Lapse of Restrictions.    Upon the Vesting of Restricted Shares, the Recipient shall own the Shares free and clear of all restrictions imposed by this Agreement and the Recipient shall be free to hold or dispose of such Shares in his discretion, subject to applicable federal and state law or regulations.

        (e)    Prohibition Against Assignment.    During the Vesting Period, the Restricted Shares may not be transferred or encumbered by the Recipient by means of sale, assignment, mortgage, transfer, exchange, pledge, or otherwise. The levy of any execution, attachment, or similar process upon the Restricted Shares shall be null and void.

        3.    Stock Certificates.

        (a)    Certificates.    Restricted Shares shall be evidenced by one or more stock certificates registered in the name of the Recipient or a nominee or nominees therefor. Prior to Vesting, the Company shall prepare and issue separate certificates for the Restricted Shares scheduled to vest in each year (the "Share Certificates"), which shall be registered in the name of the Recipient and which shall bear such restrictive legend or legends (if any) as the Company may deem necessary or desirable under any applicable law.

        (b)    Stock Powers.    The Recipient shall execute and deliver to the designee of the Company (the "Designee") stock powers corresponding to the Share Certificates designating the Company as the transferee of an unspecified number of Shares, which stock powers may be completed by the Designee as specified herein. The Recipient and the Company each waive the requirement that the signature of the Recipient on the stock powers be guaranteed. Upon receipt of a copy of this Agreement and the stock powers, each signed by the Recipient, the Designee shall promptly notify the proper officers of the Company and the Share Certificates and stock powers shall be held by the Company in accordance with the terms of this Agreement.

        (c)    Effect of Vesting.    Upon Vesting, the Company shall cause to be delivered to the Recipient (i) a certificate for the Shares which have vested free and clear of restrictive legends and (ii) any stock powers signed hereunder by the Recipient remaining in its possession related to the vested shares. In the event that the Recipient dies before delivery of the certificate, such certificate shall be delivered to, and registered in the name of, the Recipient's beneficiary or estate, as the case may be.

        (d)    Rights of Stockholder.    Except as otherwise provided in Section 2 and this Section 3, during the Vesting Period and after the certificates for the Restricted Shares have been issued, the Recipient shall be entitled to all rights of a stockholder of the Company, including the right to vote and the right to receive dividends, with respect to the Restricted Shares subject to this Agreement. Subject to applicable withholding requirements, if any, dividends on the Restricted Shares shall be paid to the Recipient when earned and payable.

        (e)    Power of Designee.    The Designee is hereby authorized by the Recipient to utilize the stock power delivered by the Recipient to transfer all forfeited Shares to the Company upon receipt of instructions from a duly authorized representative of the Company.

        4.    Termination of Employment; Change in Control.

        (a)    Termination Due to Disability, Death or for Good Reason; Change in Control.    Notwithstanding any provision of the Plan to the contrary, if the Recipient terminates employment with the Company due to Disability (as hereinafter defined), death, a termination by the Recipient for Good Reason (as hereinafter defined) or a termination initiated by the Company without Cause (as hereinafter defined), all Restricted Shares subject to this Agreement and held by, or on behalf of, the Recipient shall be deemed earned and vested as of the Recipient's last day of employment with the Company. Notwithstanding any provision of the Plan to the contrary, all Restricted Shares subject to this Agreement and held by the Recipient on the date a Change in Control (as hereinafter defined) occurs shall be deemed earned and vested as of such date.

        (b)    Termination for Any Other Reason.    If the Recipient's employment with the Company terminates prior to January 1, 2006 for reasons other than Disability, death, a termination initiated by the Company without Cause or by the Recipient for Good Reason or as a result of a Change in Control, any Restricted Shares subject to this Agreement that have not been earned and vested prior to the Recipient's termination of employment shall be immediately forfeited on the last day of the Recipient's employment with the Company.

        (c)    Definitions.

          (i)    Cause.    For purposes of this Agreement, "Cause" shall mean Recipient's (A) willful and continued failure to use best efforts to substantially perform his duties for the Company (other than any such failure resulting from Recipient's incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Recipient has not substantially performed his duties for the Company; (B) willful misconduct and/or willful violation of Paragraph 5 hereof, which is materially economically injurious to the Company and the Partnership taken as a whole; or (C) conviction of, or plea of guilty to a felony. For purposes of this sub-paragraph, no act, or failure to act, on Recipient's part shall be considered "willful" unless done, or omitted to be done, by him (I) not in good faith and (II) without reasonable belief that his action or omission was in furtherance of the interests of the Company.

          (ii)    Disability.    For purposes of this Agreement, "Disability" shall mean a determination by the Company, upon the advice of an independent qualified physician, reasonably acceptable to Recipient, that Recipient has become physically or mentally incapable of performing his duties for the Company and such disability has disabled Recipient for a cumulative period of one hundred eighty (180) days within a twelve (12) month period.

          (iii)    Good Reason.    For purposes of this Agreement, termination for "Good Reason" shall mean termination by Receipt (A) upon an assignment to Recipient of duties materially and adversely inconsistent with Recipient's status as Vice President—Leasing or a material or adverse alteration in the nature of or diminution in Recipient's duties for the Company and/or responsibilities, reporting obligations, titles or authority; (B) upon a reduction in Recipient's annual base salary or a material reduction in other benefits (except for bonuses or similar discretionary payments) as in effect at the time in question or a failure to pay such amounts when due; (C) on or within six (6) months following a Change in Control; (D) upon any purported termination of Recipient's employment for Cause which is not effected pursuant to the procedures of sub-paragraph 4(c)(i) (and for purposes of this Agreement, in the event of such failure to comply, no such purported termination shall be effective); or (E) upon the relocation of the Company's principal executive offices or Recipient's own office location to a location more than thirty (30) miles away from Elmsford, New York.

          (iv)    Change in Control.    For purposes of this Agreement "Change in Control" shall mean that any of the following events has occurred: (A) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any employee benefit plan sponsored by the Company, becomes the "beneficial owner", as such term is used in Section 13 of the Exchange Act, (irrespective of any vesting or waiting periods) of (I) Common Stock or any class of stock convertible into Common Stock and/or (II) Common OP Units or preferred units or any other class of units convertible into Common OP Units, in an amount equal to twenty (20%) percent or more of the sum total of the Common Stock and the Common OP Units (treating all classes of outstanding stock, units or other securities convertible into stock units as if they were converted into Common Stock or Common OP Units as the case may be and then treating Common Stock and Common OP Units as if they were a single class) issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raise in connection with the financing of such transaction; (B) any Common Stock is purchased pursuant to a tender or exchange offer other than an offer by the Company; (C) the dissolution or liquidation of the Company or the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, if the shareholders of the Company and unitholders of the Partnership taken as a whole and considered as one class immediately before such transaction own, immediately after consummation of such transaction, equity securities and partnership units possessing less than fifty (50%) percent of the surviving or acquiring company and partnership taken as a whole; or (D) a turnover, during any two (2) year period, of the majority of the members of the Board, without the consent of the remaining members of the Board as to the appointment of the new Board members.

        5.    Confidential Information.

        (a)    Recipient understands and acknowledges that during his employment with the Company, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to the Company. Recipient shall hold in a fiduciary capacity for the benefit of the Company such Confidential Information obtained by Recipient during his employment with the Company and shall not, directly or indirectly, at any time, either during or after his employment with the Company, without the Company's prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than the Company or its employees, attorneys, accountants, financial advisors, consultants, or investment bankers except as required in the performance of his duties for the Company or as otherwise required by law. Recipient shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

        (b)    The term "Confidential Information" shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Company or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Recipient on behalf of the Company or its predecessors. For purposes of this Paragraph 5, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company.

        (c)    Except for such items which are of a personal nature to Recipient (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized, extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company and at the direction of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of Recipient's employment or at any time as requested by the Company.

        (d)    The parties hereto agree that the Company would suffer irreparable harm from a breach by Recipient of any of the covenants or agreements contained in this Paragraph 5. Therefore, in the event of the actual or threatened breach by Recipient of any of the provisions of this Paragraph 5, the

Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions thereof.

        6.    Withholding.

        In connection with the delivery of any stock certificates, or the making of any payment in accordance with the provisions of this Agreement, the Company shall withhold Shares or cash amounts (for fractional Shares) equal to the taxes then required by applicable federal, state and local law to be so withheld.

        7.    Adjustments for Capital Changes.

        In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company, a duly authorized representative of the Company shall adjust the number of Restricted Shares granted pursuant to the Plan and this Agreement to prevent dilution or enlargement of the rights granted to the Recipient.

        8.    No Right to Continued Employment.

        Nothing in this Agreement shall confer on the Recipient any right to continue as an employee of the Company or in any way affect the Company's or any subsidiary's right to terminate the Recipient's employment at any time.

        9.    Notice.

        Any notice to the Company hereunder shall be in writing addressed to:

  Mack-Cali Realty Corporation
  11 Commerce Drive
  Cranford, New Jersey 07016

  Attn:    Mitchell E. Hersh
                Chief Executive Officer

  Any notice to the Recipient hereunder shall be in writing addressed to:

  Mr. Michael Grossman
  [Intentionally Omitted]

  or such other address as the Recipient shall notify the Company in writing.

        10.    Entire Agreement.

        This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by each of the parties hereto. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default thereof.

        11.    Construction.

        The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

        12.    Governing Law.

        This Agreement shall be governed by the laws of the State of New Jersey applicable to contracts made, and to be enforced, within the State of New Jersey.

        13.    Successors.

        This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

        In Witness Whereof, the parties hereto have executed this Agreement to be effective on the date first above written.

Mack-Cali Realty Corporation
By:	/s/ MITCHELL E. HERSH Mitchell E. Hersh Chief Executive Officer
Recipient
/s/ MICHAEL GROSSMAN Michael Grossman

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  Exhibit 10.16
MACK-CALI REALTY CORPORATION RESTRICTED SHARE AWARD AGREEMENT MICHAEL GROSSMAN
AGREEMENT EVIDENCING THE GRANT OF A RESTRICTED SHARE AWARD PURSUANT TO THE EMPLOYEE STOCK OPTION PLAN OF MACK-CALI REALTY CORPORATION